Exhibit 2.1

Exhibit A to Information Statement

(Reorganization Agreement)

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the Reorganization Agreement) is made and entered into as of the date written below by and between Revett Silver Company (Revett Montana), a Montana corporation, and Revett Minerals Inc. (Revett Canada), a Canadian corporation.

RECITALS:

A.                                   The board of directors of Revett Montana has determined that it is desirable and in the best interests of Revett Montana to undertake a reorganization so that Revett Montana can gain access to the Canadian capital markets, raise the funds needed to meet its corporate objectives and provide liquidity to its shareholders.

B.                                     The board of directors of Revett Montana has also determined that the proposed reorganization can best be effected by adopting an agreement and plan of reorganization between Revett Montana and Revett Canada, whereby Revett Montana would become a subsidiary of Revett Canada.

C.                                     Revett Montana and Revett Canada are entering into this Agreement to confirm and set forth the terms and conditions of the proposed recapitalization and share exchange.

AGREEMENT:

In consideration of the respective covenants and agreements provided in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Revett Montana and Revett Canada agree as follows:

1.                                       Definitions.  Capitalized terms used in this Reorganization Agreement shall have the following meanings:

1.1                                 Amended and Restated Articles means the Amended and Restated Articles of Incorporation of Revett Montana in substantially the form annexed to this Reorganization Agreement as Exhibit A.

1.2                                 Code means the Internal Revenue Code of 1986, as amended.

1.3                                 Effective Time shall have the meaning ascribed to it in Section 5.1 of this Agreement.

1.4                                 Public Offering shall have the meaning that is ascribed to in subsection 4.1.2 of this Reorganization Agreement.

1.5                                 Reorganization means the transactions specified by the Reorganization Documents.

1.6                                 Reorganization Agreement means this Agreement and Plan of Reorganization and any amendment to or modification of this Agreement and Plan of Reorganization that has been agreed or consented to in writing by Revett Montana and Revett Canada.

1.7                                 Reorganization Documents means this Reorganization Agreement, the Amended and Restated Articles, and the Support Agreement.

1.8                                 Revett Canada means Revett Minerals Inc., a corporation organized and existing under the Canada Business Corporations Act, and its successors and permitted assigns.

1.9                                 Revett Canada Board means the duly elected and constituted board of directors of Revett Canada.

1.10                           Revett Canada Common Shares means the common shares of Revett Canada, without par value.

1.11                           Revett Montana means Revett Silver Company, a Montana corporation, and its successors and permitted assigns.

1.12                           Revett Montana Board means the duly elected and constituted board of directors of Revett Montana.

1.13                           Revett Montana Common Stock means the common stock of Revett Montana, without par value.

1.14                           Revett Montana Common Stock Warrants means options and warrants to purchase Revett Montana Common Stock.

1.15                           Revett Montana Class A Stock means the Class A common stock of Revett Montana, without par value, the relative rights, preferences, privileges and restrictions of which are set forth in the Amended and Restated Articles.

1.16                           Revett Montana Class B Stock means the Class B common stock of Revett Montana, without par value, the relative rights, preferences, privileges and restrictions of which are set forth in the Amended and Restated Articles.

1.17                           Revett Montana Class B Stock Warrants means options and warrants to purchase Revett Montana Class B Stock.

1.18                           Significant Shareholder shall have the meaning that is ascribed to it in subsection 4.1.4 of this Reorganization Agreement.

1.19                           Special Meeting shall have the meaning ascribed to it in Section 2.1.3 of this Agreement.

1.20                           Support Agreement means that certain Support Agreement between Revett Montana and Revett Canada in substantially the form annexed to this Reorganization Agreement as Exhibit B.

2.                                       Conditions to Reorganization.  Revett Montana and Revett Canada shall satisfy the following conditions at or prior to the Effective Time in order to effect the Reorganization:

2.1                                 Revett Montana’s Conditions.

2.1.1                        Amendment of Articles of Incorporation.  The Revett Montana Board and Revett Montana’s shareholders shall have approved the Amended and Restated Articles, increasing the authorized capital of Revett Montana from 100,000,000 shares, of which 95,000,000 shares are designated Revett Montana Common Stock and 5,000,000 shares are designated preferred stock, to 605,000,000 shares, of which 500,000,000 shares will designated Revett Montana Class A Stock, 100,000,000 shares will be designated Revett Montana Class B Stock, and 5,000,000 shares will be designated preferred stock.

2.1.2                        Adoption of Other Resolutions.  The Revett Montana Board shall have adopted resolutions (a) approving the Reorganization; (b) approving such of the Reorganization Documents to which Revett Montana is a party; (c) convening a special meeting of the shareholders of Revett Montana to consider and approve the Reorganization (the Special Meeting); (d) authorizing the issuance of the Revett Montana Class A Stock and the Revett Montana Class B Stock pursuant to the Reorganization; and (e) approving or authorizing such other documents and such other matters as the Revett Montana Board, acting in conjunction with Revett Montana’s counsel, deems necessary or advisable to effect the Reorganization.

2.2                                 Revett Canada’s Conditions.  The Revett Canada Board shall have adopted resolutions (a) approving the Reorganization; (b) approving such of the Reorganization Documents to which Revett Canada is a party; (c) authorizing the issuance of the Revett Canada Common Shares pursuant to the Reorganization; and (d) approving or authorizing such other documents and such other matters as the Revett Canada Board, acting in conjunction with Revett Canada’s counsel, deems necessary or advisable to effect the Reorganization.

3.                                       The Special Meeting of Revett Montana’s Shareholders.

3.1                                 Time and Place; Record Date.  The Special Meeting shall be held in Spokane, Washington on February 15, 2005, at a location to be established by the Revett Montana Board.  The record date of the Special Meeting shall be February 1, 2005.  The Revett Montana Board shall not change the date of the Special Meeting to a date that is later than February 15, 2005 without the consent or approval of the Revett Canada Board.

3.2                                 Purpose of the Special Meeting.  The sole purpose of the Special Meeting shall be to consider and approve the Reorganization Documents and the consummation of the Reorganization specified therein.

3.3                                 Proxy Materials and Compliance with Securities Laws.  Revett Montana shall prepare and mail proxy materials concerning the Special Meeting to each holder of record of Revett Montana Common Stock promptly after the record date.  Inasmuch as the solicitation of proxies for the Special Meeting will also constitute an offer and sale of the Revett Montana Class B Stock and the Revett Canada Common Shares to be issued pursuant to the Reorganization, Revett Montana (and Revett Canada, with respect to those portions of the proxy materials that concern it and the Revett Canada Common Shares) shall ensure that the proxy materials are true, complete and correct, and that they do not contain any misleading fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Revett Montana will also take such action as is required to register or qualify the offer and sale of the Revett Montana Class B Stock in all appropriate jurisdictions.  The Revett Montana Class B Stock will generally be offered and sold in the United States in reliance on the exemption from the registration requirements of the federal Securities Act of 1933, as amended (the Securities Act), afforded by Section 4(2) thereof and Rule 506 of Regulation D adopted thereunder, and, with respect to offers made to non-U.S. persons, in reliance on the exemption afforded by Regulation S of the Securities Act.  Revett Montana will not offer, sell or solicit an offer to buy the Revett Montana Class B Stock in any jurisdiction where such offer, sale or solicitation is prohibited.

3.4.                              Requisite Approval.  The Reorganization shall not be consummated unless it is approved by the affirmative vote of holders of at least 66.67% of the outstanding shares of Revett Montana Common Stock.  In addition, the Reorganization shall not be consummated if:  the holders of more than five percent of the outstanding shares of Revett Montana Common Stock demand dissenters’ appraisal rights under the Montana Business Corporation Act, unless such condition is waived by the Revett Montana Board in its sole discretion; or if, in the opinion of counsel to Revett Canada, the Reorganization will result in Revett Canada being treated for U.S. tax purposes as a “U.S. corporation” pursuant to Section 7874 of the Code; or if the Revett Montana Board reasonably determines that business conditions have substantially changed and that it is no longer advisable to consummate the Reorganization.  These conditions to consummation shall be set forth in the proxy materials prepared in conjunction with the Special Meeting.

4.                                       Effect of the Reorganization; Intended Tax Treatment.

4.1                                 Effect of the Reorganization.  Pursuant to the Reorganization, if it is approved at the Special Meeting and all other conditions contained herein either have been satisfied or waived, Revett Montana and Revett Canada shall cause the following to occur serially:

4.1.1                        Revett Montana shall issue Revett Canada such number of shares of Revett Montana Class A Stock as is determined by dividing the gross proceeds of the Public Offering by the undiscounted purchase price of the Revett Canada Common Shares offered and sold in the Public Offering.  As used herein, the term “Public Offering” shall mean that certain public offering by prospectus of 30,000,000 Revett Canada Common Shares in Canada and that certain companion private placement of Revett Canada Common Shares in the United States;

4.1.2                        The holders of Revett Montana Common Stock and Revett Montana Common Stock Warrants (other than those holders who vote against the Reorganization and perfect their dissenters’ appraisal rights) shall, at the Effective Time, exchange their shares of Revett Montana Stock and their Revett Montana Common Stock Warrants for an equal number of Revett Montana Class B Stock and Revett Montana Class B Stock Warrants;

4.1.3                        Revett Canada shall purchase all of the shares of Revett Montana Class B Stock owned beneficially by persons who hold 50,000 or fewer shares of such stock (other than those holders who confirm in writing to Revett Montana prior to the Effective Time that they do not wish to have their Revett Montana Class B Stock purchased), and as consideration therefor will issue such persons one Revett Canada Common Share for each share of Revett Montana Class B Stock so purchased.

4.1.4                        Revett Canada shall purchase not less than 21,500,000 shares of Revett Montana Class B Stock owned beneficially by those persons who hold in excess of 50,000 shares of such stock (each a Significant Shareholder), other than those Significant Shareholders who confirm in writing to Revett Montana prior to the Effective Time that they do not wish to have their Revett Montana Class B Stock purchased, and as consideration therefor will issue each Significant Shareholder one Revett Canada Common Share for each share of Revett Montana Class B Stock so purchased.  Unless otherwise agreed by all of the Significant Shareholders, the number of shares of Revett Montana Class B Stock that Revett Canada shall purchase from each Significant Shareholder shall be determined by multiplying the aggregate number of shares of Class B Common Stock that Revett Canada will purchase from all of the Significant Shareholders by a fraction, the numerator of which shall be the number of shares of Revett Montana Class B Stock owned beneficially by each Significant Shareholder and the denominator of which shall be the number of shares of Revett Montana Class B Stock owned by all of the Significant Shareholders.

4.1.5                        The shares of Class B Stock that Revett Canada purchases pursuant to subsections 4.1.3 and 4.1.4 above shall, without further action, be converted into and thereafter be deemed to be a like number of shares of Revett Montana Class A Stock.

4.2                                 Intended Tax Treatment.  Revett Montana and Revett Canada intend that the Reorganization be treated for United States federal income tax purposes as a reorganization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

5.                                       Effective Time and Closing Deliveries.

5.1                                 Effective Time.  The Reorganization shall become effective at such time as the Reorganization shall have been approved by the shareholders of Revett Montana and all other conditions contained herein either have been satisfied or waived, and the Revett Montana Board shall have caused the Amended and Restated Articles to be filed with the Montana Secretary of State pursuant to the Montana Business Corporation Act (the Effective Time).

5.2                                 Revett Montana’s Closing Deliveries.  At the Effective Time, Revett Montana shall execute and deliver to Revett Canada the Reorganization Documents and any and all documents and instruments as are required to be executed and delivered by it by any of the Reorganization Documents.  At the Effective Time, Revett Montana shall also deliver certificates for the Revett Montana Class A Stock to Revett Canada.

5.3                                 Revett Canada’s Closing Deliveries.  At the Effective Time, Revett Canada shall execute and deliver to Revett Montana the Reorganization Documents to which it is a party and any and all documents and instruments as are required to be executed and delivered by any of the Reorganization Documents.

5.4                                 Post-Closing Surrender of Certificates and Delivery of New Certificates.  Promptly following the Effective Time, Revett Montana and Revett Canada shall consummate the Reorganization and promptly send each former holder of Revett Montana Common Stock and Revett Montana Common Stock Warrants written notice of such fact, accompanied by a letter of transmittal and instructions for completing the letter of transmittal and surrendering their share and warrant certificates.  Upon receipt of such letter of transmittal and certificates:  (a) Revett Canada shall deliver certificates for the Revett Canada Common Shares to the former holders of Revett Montana Class B Stock whose shares were purchased by Revett Canada in the Reorganization; (b) Revett Montana shall deliver certificates for the Revett Montana Class B Stock to the shareholders whose shares of Revett Montana Class B Stock were not purchased in whole or in part by Revett Canada in the Reorganization; and (c) Revett Montana shall deliver certificates for the Revett Montana Class B Warrants to each former holder of Revett Montana Common Stock Warrants.

6.                                       Representations and Warranties.

6.1                                 Representations and Warranties of Revett Montana.  Revett Montana represents and warrants to Revett Canada as follows, and acknowledges that Revett Canada is relying on such representations and warranties in conjunction with its execution of this Reorganization Agreement and its performance of its obligations hereunder.

6.1.1                        Corporate Power and Authority.  Revett Montana has all necessary corporate power, authority and capacity to enter into this Reorganization Agreement on the terms and conditions herein set forth and to perform its obligations upon the terms and conditions set forth herein.

6.1.2                        Incorporation and Existence.  Revett Montana is a corporation duly incorporated, organized and validly existing under the laws of the State of Montana and is in good standing in accordance with the laws of that jurisdiction.

6.1.3                        Authorized and Issued Capital.  As of the Effective Time, the authorized capital of Revett Montana will consist of 605,000,000 shares, without par value, comprised of 500,000,000 shares of Class A Stock, 100,000,000 shares of Class B Stock and 5,000,000 shares of preferred stock.  The preferred stock shall have such rights, preferences, privileges and restrictions as the Revett Montana Board may from time-to-time or at any time determine and set forth by resolution.

6.2                                 Representations and Warranties of Revett Canada.  Revett Canada represents and warrants to Revett Montana as follows, and acknowledges that Revett Montana is relying on such representations and warranties in conjunction with its execution of this Agreement and its performance of its obligations hereunder.

6.2.1                        Corporate Power and Authority.  Revett Canada has all necessary corporate power, authority and capacity to enter into this Reorganization Agreement on the terms and conditions herein set forth and to perform its obligations upon the terms and conditions set forth herein.

6.2.2                        Incorporation and Existence.  Revett Canada is a corporation duly incorporated, organized and validly existing under the laws of Canada and is in good standing in accordance with the laws of that jurisdiction.

6.2.3                        Authorized and Issued Capital.  As of the Effective Time, the authorized capital of Revett Canada will consist of an unlimited number of preferred shares issuable in series and an unlimited number of Revett Canada Common Shares, of which one (1) Revett Canada Common Share is issued and outstanding as fully paid and non-assessable as of the date hereof.

7.                                       Miscellaneous Provisions.

7.1                                 Venue and Governing Law.  This Reorganization Agreement is made in accordance with and shall be interpreted and governed by the laws of the State of Montana.  If any action or other proceeding shall be brought on or in connection with this Agreement, the venue of such action shall be in Spokane, Washington.

7.2                                 Specific Performance.  If any party hereto shall institute any action or proceeding to enforce the provisions of this Reorganization Agreement, because of the difficulty of establishing the amount of money damages, the party seeking to enforce this Reorganization Agreement shall have the right to secure an injunction to require its performance.  Any person against whom such action or proceeding is brought hereby waives the claim or defense in that action that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

7.3                                 Attorney’s Fees.  In the event that it shall become necessary for any party hereto to obtain the services of an attorney in order to enforce the provisions hereof, then, in that event, the defaulting party shall pay the prevailing party all reasonable attorney’s fees and all costs

7.4                                 Notices.  Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail which shall be addressed, in the case of both Revett Montana and Revett Canada, to their respective principal offices.

7.5                                 Invalid Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Reorganization Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

7.6                                 Amendment. No amendment, waiver or modification of this Reorganization Agreement or of any term or condition hereof shall be valid or effective unless in writing and approved by both Revett Montana and Revett Canada.

7.7                                 Merger Clause.  This Reorganization Agreement expresses the full and final purpose and agreement of the parties relating to the subject matter hereof, and specifically supercedes and replaces that certain share exchange agreement dated August 25, 2004 by and between Revett Montana and Revett Canada.

7.8                                 Successors.  Except as expressly provided otherwise herein, all of the rights of the parties hereunder shall inure to the benefit of and all obligations of the parties hereunder shall bind the parties’ successors and permitted assigns.

7.9                                 Descriptive Headings.  Titles to the paragraphs hereof are for information purposes only.

7.10                           Counterpart Execution.  This Reorganization Agreement may be executed in one or more counterparts, all of which shall constitute a single agreement.

DATED as of the 2nd day of February 2005.

REVETT MONTANA:	Revett Silver Company,
a Montana corporation

By:
its duly authorized officer

REVETT CANADA:	Revett Minerals Inc.,
a Canadian corporation

By:
its duly authorized officer

Exhibit A to Reorganization Agreement

(Amended and Restated Articles)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

REVETT SILVER COMPANY

The following Amended and Restated Articles of Incorporation are submitted for filing pursuant to the provisions of the Montana Business Corporation Act.

ARTICLE A

The name of this corporation is Revett Silver Company (the “Corporation”).

ARTICLE B

The articles of incorporation of the Corporation filed on April 8, 1999, as subsequently amended on January 3, 2000, and as subsequently amended and restated on December 3, 2003, are hereby again amended, and are hereby restated to read in their entirety as follows:

“Article I - Name of Corporation

1.1                                 The name of this Corporation is Revett Silver Company.

Article II - Duration

2.1                                 This Corporation’s duration shall be perpetual.

Article III - Purpose

3.1                                 The purposes for which this Corporation is organized and its powers are, in general, to carry on any lawful business for which corporations may be incorporated under the laws of the State of Montana and which this Corporation may deem proper or convenient, or which may be calculated to promote directly or indirectly the interests of this Corporation or to enhance the value of its property or business, and to exercise all of the powers conferred by the laws of the State of Montana under which this Corporation is formed, as such laws are now in effect or as they may be amended at any time in the future.

Article IV - Registered Office and Registered Agent

4.1                                 The address of the registered office of this Corporation is Highway 56, South Mine Road, Troy, Montana 59935.  The name of the registered agent at such address is Wayne Schoonmaker.

Article V - Authorized Shares

5.1                                 The total number of shares of all classes of capital stock that this Corporation shall have authority to issue is 605,000,000 shares, without par value, consisting of:  (a) 600,000,000 shares of common stock (the Common Stock), of which 500,000,000 shares are designated Class A common stock (the Class A Common Stock) and 100,000,000 shares are designated Class B common stock (the Class B

Common Stock); and 5,000,000 shares of preferred stock having such rights, preferences, privileges and restrictions as the board of directors of this Corporation may from time-to-time or at any time determine and set forth by resolution. (the Preferred Stock).

5.2                                 The relative rights, preferences, privileges and restrictions attendant to the Class A Common Stock, the Class B Common Stock, and the Preferred Stock of this Corporation and the holders thereof are as follows:

5.2.1                        Class A Common Stock.

(a)                                  Dividends.  The holders of Class A Common Stock shall be entitled to receive, when, as and if declared by the board of directors of this Corporation, out of any funds of this Corporation legally available therefor, such dividends as may be declared thereon from time to time by the board of directors; provided, however, that the board of directors of this Corporation shall not declare or pay any dividends with respect to the Class A Common Stock without also declaring or paying ratable dividends with respect to the Class B Common Stock.

(b)                                 Voting.  The holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held, and shall at all times vote as a single class with the holders of Class B Common Stock on all matters that are submitted to this Corporation’s shareholders for approval or consent.  The holders of Class A Common Stock shall not have the right to cumulate votes for the election of directors.

(c)                                  Merger, Consolidation, Etc.  Upon the merger or consolidation of this Corporation (in a merger or consolidation in which shareholders of this Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the holders of Class A Common Stock, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this Corporation.

(d)                                 Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to receive ratably the assets and funds of this Corporation legally available for distribution to its shareholders, whether from capital or surplus.

(e)                                  Preemptive Rights.  A holder of shares of Class A Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this Corporation.

5.2.2                        Class B Common Stock.

(a)                                  Dividends.  The holders of Class B Common Stock shall be entitled to receive, when, as and if declared by the board of directors of this Corporation, out of any funds of this Corporation legally available therefor, such dividends as may be declared thereon from time to time by the board of directors; provided, however, that the board of directors of this Corporation shall not declare or pay any dividends with respect to the Class B Common Stock without also declaring or paying ratable dividends with respect to the Class A Common Stock.

(b)                                 Voting.  The holders of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held and, except as provided herein, shall at all times vote as a single class with the holders of Class A Common Stock on all matters that are submitted to this Corporation’s shareholders for approval or consent.  The holders of Class B Common Stock shall not have the right to cumulate votes for the election of directors.  The foregoing notwithstanding, so long as any of the Class B Common Stock is outstanding this Corporation shall not, without the approval of its board of directors and the holders of at least a majority of the Class B Common Stock then outstanding:  (a) create any new class or series of shares having rights, preferences or privileges equal or superior to the Class B Common Stock; (b) increase the number of authorized shares of Class B Common Stock; or (c) redeem any security issued by this Corporation without having first redeemed or made provision for the redemption of the Class B Common Stock as provided in subsection 5.2.2(f).

(c)                                  Merger, Consolidation, Etc.  Upon the merger or consolidation of this Corporation (in a merger or consolidation in which shareholders of this Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the holders of Class B Common Stock, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this Corporation.

(d)                                 Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, holders of Class B Common Stock and holders of Class A Common Stock shall be entitled to receive ratably the assets and funds of this Corporation legally available for distribution to its shareholders, whether from capital or surplus.

(e)                                  Preemptive Rights.  A holder of shares of Class B Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of this Corporation.

(f)                                    Holders’ Redemption Rights.  A holder of Class B Common Stock shall be entitled to request this Corporation to redeem any or all of their Class B Common Stock on the following terms and subject to the following conditions:

(i)                                     A holder’s right to request redemption shall commence April 1, 2005 and shall continue on a quarterly basis thereafter until the holder’s Class B Common Stock has been fully redeemed;

(ii)                                  The redemption consideration shall consist of cash, common shares of Revett Minerals Inc. (each a Revett Canada Common Share) or a combination of the two. This Corporation shall have the sole and absolute discretion to determine the form, but not the amount, of the redemption consideration.

(iii)                               If this Corporation determines to pay the redemption consideration wholly or partially in cash, then the cash portion of such redemption consideration payable with respect to each share of Class B Common Stock so redeemed shall be equal to the weighted average trading price of one Revett Canada Common Share during the twenty-day period immediately preceding the end of the fiscal quarter in which such holder gives written notice of redemption to this Corporation as hereinafter provided.

(iv)                              If this Corporation determines to pay the redemption consideration wholly or partially by delivery of Revett Canada Common Shares, then the number of Revett Canada Common Shares to be delivered with respect to each share of Class B Common Stock so redeemed shall be one share;

(v)                                 A holder requesting redemption of his Class B Common Stock shall give written notice to this Corporation no more often than once in each fiscal quarter year of this Corporation, at this Corporation’s office or the office of any transfer agent for the Class B Common Stock, specifying the number of shares of Class B Common Stock to be redeemed and including a certificate or certificates for such shares, duly endorsed.  This Corporation shall thereafter notify the holder if such request has been accepted, in which event the holder’s Class B Common Stock, or so much of it as may be redeemed, shall be redeemed as of the end of the fiscal quarter year in which the holder gave written notice to this Corporation requesting redemption.  This Corporation shall promptly (and, in any event, within twenty (20) days following the end of such fiscal quarter year) thereafter pay the redemption consideration to the holder.

(vi)                              This Corporation will not redeem shares of Class B Common Stock for which redemption is requested if:  (A) in the case of a redemption payable wholly or partially in cash, and after giving effect to the redemption, this Corporation would not be able to pay its debts as they become due in the usual course of business, or this Corporation’s total assets would be less than the sum of its total liabilities plus an amount that would be needed, were this Corporation to be dissolved at the time the redemption payment is made, to satisfy the preferential rights upon distribution of any shareholder whose preferential rights are superior to the holders of Class B Common Stock, or the aggregate cash redemption price payable with respect to all redemption requests received in a fiscal quarter year exceeds $1,000,000; or (B), in the case of a redemption payable wholly or partially by the delivery of Revett Canada Common Shares, this Corporation or Revett Minerals Inc. reasonably determines that the issuance and delivery of the Revett Canada Common Shares could result in Revett Minerals Inc. being treated for United States federal tax purposes as a “U.S. corporation” pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended.

(vii)                           If this Corporation chooses at any time to redeem some, but not all of the Class B Common Stock for which redemption requests have been submitted, then it shall redeem such Class B Common Stock proportionally.

5.2.3                        Preferred Stock.  The authorized shares of Preferred Stock may be divided into and issued in series.  Subject to the limitations provided in these articles of incorporation or by law, authority is vested in the board of directors to:  divide any or all of such Preferred Stock into any number of series; to fix and determine the relative rights, preferences, privileges and restrictions of the shares of any series to be established; and to amend the relative rights, preferences, privileges and restrictions of the shares of any series that has been established but is wholly unissued.  Subject to compliance with any applicable protective voting rights which have been or may be granted to the holders of Preferred Stock or any series thereof, but notwithstanding any other rights, preferences, privileges or restrictions of Preferred Stock or any series thereof, the rights, preferences, privileges and restrictions of any series of Preferred Stock so established may be junior to, pari passu with, or senior to Common Stock or any present or future series of Preferred Stock (including without limitation inclusion in provisions with respect to dividends, liquidation, voting or approval, and redemption).  Within any limitations stated in these articles of incorporation or in the resolution of the board of directors establishing a series, the board of directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares.  The authority herein granted to the board of directors to determine the relative rights, preferences, privileges and restrictions of Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the relative rights, preferences, privileges or restrictions of any shares that have been issued.  Preferred Stock or any series thereof may have relative rights, preferences, privileges and restrictions that are identical to those of Common Stock.

Article VI - Directors

6.1                                 The number, qualifications, terms of office, manner of election, time and place of meetings, powers and duties of the directors of this Corporation shall be prescribed by the bylaws of this Corporation, but the board of directors as of the date these amended and restated articles of incorporation are filed shall number two (2), who shall serve until the first meeting of shareholders or until their respective successors are elected and qualified.  The names and post office addresses of the directors are as follows:

Name	Address

William Orchow	11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206

Daniel Tellechea Salido	11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206

Article VII - Limitation on Liability of Directors and Indemnification

7.1                                 To the full extent that the Montana Business Corporation Act, as it exists hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VII shall not limit or eliminate the liability of a director of this Corporation for acts or omissions that involve intentional misconduct or a knowing violation of the law, for conduct that violates those provisions of the Montana Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors, or for any transaction for which such director derived an improper personal benefit.  Any amendment to or repeal of this Article VII shall not adversely affect any right or protection of a director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

7.2                                 This Corporation shall have the power to indemnify a director, officer, or former director or officer of this Corporation, or any person who may have served at this Corporation’s request as a director or officer of another corporation, against expenses actually and reasonably incurred by such person in connection with the defense of any action, suit or proceeding, civil or criminal, in which he or she becomes a party by reason of being or having been such director or officer, to the full extent permitted by the Montana Business Corporation Act and this Corporation’s bylaws, as the same exist or may hereafter be amended.

7.3                                 This Corporation, to the full extent permitted by the Montana Business Corporation Act and this Corporation’s bylaws, as the same exist or may hereafter be amended, also shall have the power to enter into an agreement to advance expenses and litigation costs of any director or former director, without making any determination of the director’s good faith or reasonable beliefs with regard to the lawfulness of his or her activity.  The indemnification so authorized shall not protect or purport to protect any director against liability to this Corporation or to its shareholders to which he or she otherwise would be subject by reason of intentional misconduct or a knowing violation of the law, for conduct which violates those provisions of the Montana Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors, or in connection with any transaction with respect to which it is finally adjudged that such director personally received a benefit in money, property or services to which that director was not legally entitled.  The indemnification so authorized shall continue in effect as it relates to all acts or omissions committed while the director held his or her position, notwithstanding his or her subsequent resignation or removal from that position, and the indemnification shall inure to the benefit of the heirs, executors and administrators of that person or his or her estate.

Article VIII - Bylaws

8.1                                 The board of directors shall have full power to adopt, alter, amend or repeal the bylaws of this Corporation or adopt new bylaws, subject to repeal or change by action of the shareholders.  Nothing herein shall deny the concurrent power of the shareholders to alter, amend, or repeal the bylaws or adopt new bylaws.

Article IX - Transactions with Interested Parties

9.1                                 This Corporation may enter into contracts and otherwise transact business as vendor, purchaser or otherwise with its directors, officers and shareholders and with corporations, associations, firms and entities in which they are, may be or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interests did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate this Corporation upon such contracts or transactions; and in the absence of fraud, no such contract or transaction shall be voided and no such director, officer or shareholder shall be held liable to account to this Corporation by reason of such adverse interest or by reason of any fiduciary relationship to this Corporation arising out of such office or stock ownership for any profit or benefit realized by him though any such contract or transaction; provided that in the case of directors and officers of this Corporation (but not in the case of shareholders who are not directors or officers), the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the board of directors of this Corporation at the meeting thereof at which such contract or transaction is authorized or confirmed.  A general notice that a director or officer of this Corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm or entity.

Article X - Amendment to Articles

10.1                           This Corporation reserves the right to amend, alter, change or repeal any provisions contained in its articles of incorporation in any manner now or hereafter prescribed or permitted by statute.  All rights of shareholders of this Corporation are granted subject to this reservation.”

ARTICLE C

Pursuant to an agreement and plan of reorganization adopted concurrently with these Amended and Restated Articles of Incorporation, the authorized common stock of this Corporation has been reclassified as Class A Common Stock and Class B Common Stock, and the holders of this Corporation’s issued and outstanding shares of common stock will receive a like number of shares of Class B Common Stock in exchange for their issued and outstanding shares of common stock.

ARTICLE D

These Amended and Restated Articles of Incorporation were adopted on February      , 2005.

These Amended and Restated Articles of Incorporation were duly approved by the shareholders of this Corporation in accordance with the provisions of Section 35-1-227 of the Montana Business Corporation Act.

IN WITNESS WHEREOF, this Corporation has caused these Amended and Restates Articles of Incorporation be executed this          day of February 2005.

REVETT SILVER COMPANY

By
William Orchow, its president

Attest
Wayne Schoonmaker, its secretary

Exhibit B to Reorganization Agreement

(Support Agreement)

SUPPORT AGREEMENT

This Support Agreement (Support Agreement) is made and entered into as of the date written below, to be effective as of the Effective Time (as hereafter defined), by and between Revett Minerals Inc. (“Revett Canada”), a Canadian corporation, and Revett Silver Company (“Revett Montana”), a Montana corporation.

RECITALS:

A.                                   The board of directors of Revett Montana has determined that it is desirable and in the best interests of Revett Montana to enter into an agreement and plan of reorganization and related agreements (the transactions specified by such plan of reorganization and related agreements being hereafter referred to as the “Reorganization”), pursuant to which Revett Montana will become a subsidiary of Revett Canada.

B.                                     Revett Canada and Revett Montana have each agreed to support certain of the obligations of the other arising from, or incident to, the Reorganization.

AGREEMENT:

In consideration of the respective covenants and agreements provided in this Support Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Revett Canada and Revett Montana agree as follows:

2.                                       Definitions.  Capitalized terms used in this Support Agreement shall have the following meanings:

1.1                                 Amended and Restated Articles means the Amended and Restated Articles of Incorporation of Revett Montana substantially in the form annexed to the Reorganization Agreement as Exhibit A.

1.2                                 Bankruptcy Code means the United States bankruptcy code, as amended.

1.3                                 Effective Time shall mean such time as (a) the Reorganization shall have been approved by the shareholders of Revett Montana and all of the other conditions set forth in the Reorganization Agreement either have been satisfied or waived, and (b) the Revett Montana Board shall have caused the Amended and Restated Articles to be filed with the Montana Secretary of State pursuant to the Montana Business Corporation Act.

1.4                                 Reorganization has the meaning ascribed to it in Reorganization Agreement and in the preamble to this Support Agreement.

1.5                                 Reorganization Agreement means that certain Reorganization Agreement between Revett Canada and Revett Montana.

1.6                                 Revett Canada means Revett Minerals Inc., a corporation organized and existing under the Canada Business Corporations Act, and its successors and permitted assigns.

1.7                                 Revett Canada Board means the duly elected and constituted board of directors of Revett Canada.

1.8                                 Revett Canada Common Shares means the common shares of Revett Canada, without par value.

1.9                                 Revett Montana means Revett Silver Company, a Montana corporation, and its successors and permitted assigns.

1.10                           Revett Montana Board means the duly elected and constituted board of directors of Revett Montana.

1.11                           Revett Montana Class A Stock means the Class A common stock of Revett Montana, without par value, the relative rights, preferences, privileges and restrictions of which are set forth in the Amended and Restated Articles.

1.12                           Revett Montana Class B Stock means the Class B common stock of Revett Montana, without par value, the relative rights, preferences, privileges and restrictions of which are set forth in the Amended and Restated Articles.

1.13                           Revett Montana Class B Stock Warrants means options and warrants to purchase Revett Montana Class B Stock.

1.14                           Revett Montana Common Stock means the common stock of Revett Montana, without par value.

1.15                           Revett Montana Common Stock Warrants means options and warrants to purchase Revett Montana Common Stock.

1.16                           Support Agreement means this Support Agreement and any amendment to or modification of this Support Agreement that is approved or consented to in writing by Revett Montana and Revett Canada.

1.17                           Troy Mine means Revett Montana’s Troy, Montana copper and silver mine.

3.                                       Covenants of Revett Montana.

2.1                                 Capitalization.  So long as any Revett Montana Class B Stock is outstanding, Revett Montana shall not take any action (whether sought to be effected by action of the Revett Montana Board, Revett Montana’s shareholders or otherwise) to amend or modify its articles of incorporation or its bylaws, or issue any additional securities (other than Revett Montana Class A Stock to be issued to Revett Canada pursuant to the Reorganization Agreement) without the prior written approval or consent of a majority of the independent directors of the Revett Canada Board.

2.2                                 Future Financings.  Revett Montana hereby represents, warrants and covenants in favor of Revett Canada that, in the event that Revett Canada completes any financings after the date hereof, Revett Montana agrees to issue additional Revett Montana Class A Stock upon the receipt of the proceeds of such financings.

2.3                                 Corporate Actions.  Revett Montana hereby represents, warrants and covenants in favor of Revett Canada that it will not, without the prior written approval or consent of a majority of the independent directors of the Revett Canada Board:

(a)                                  voluntarily liquidate, dissolve or wind up the business and affairs of Revett Montana, or effect any other distribution of its assets;

(b)                                 make a transfer in fraud to or an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due;

(c)                                  apply to have a receiver, custodian, liquidator or trustee appointed for all or substantially all of the assets of Revett Montana, or acquiesce in the appointment of any such receiver, custodian, liquidator or trustee;

(d)                                 file a petition for relief under the federal Bankruptcy Code or under any similar law or statute of the United States or any state thereof, or seek to take advantage of any insolvency law; or

(e)                                  in general undertake any corporate action that would properly be the province of Revett Montana’s shareholders pursuant to the Montana Business Corporation Act, or avoids or seeks to avoid the observance or performance of any of the terms to be observed or performed by Revett Montana under this Support Agreement or pursuant to the Reorganization Agreement.

2.4                                 Redemption Obligations.  Revett Montana hereby represents, warrants and covenants in favor of Revett Canada that, for so long as any Revett Montana Class B Stock is outstanding, it will not accept any tender of Revett Montana Class B Stock for redemption in exchange for Revett Canada Common Shares without first obtaining Revett Canada’s written consent, which consent shall be withheld only if Revett Canada reasonably concludes that the issuance and delivery of the Revett Canada Common Shares could result in Revett Canada being treated for United States federal tax purposes as a “U.S. corporation” pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended.

2.5                                 Reservation of Revett Montana Class A Stock.  Revett Montana hereby represents, warrants and covenants in favor of Revett Canada that it has reserved for issuance and will, at all times while any Revett Montana Class B Stock is outstanding, keep available, free of pre-emptive and other rights, out of its authorized but unissued capital stock, such number of shares of Revett Montana Class A Stock (or other securities into which the Revett Montana Class A Stock may be reclassified or changed) as is equal to the sum of the number of shares of Revett Montana Class B Stock issued and outstanding from time to time.

2.6                                 Delivery of Revett Montana Class A Stock to Revett Canada.  Revett Montana hereby represents, warrants and covenants in favor of Revett Canada that it shall issue and deliver to Revett Canada such number of shares of Revett Montana Class A Stock as is equal to the number of shares of Revett Canada Common Shares that are issued from time to time or at any time to the holders of Revett Montana Class B Stock as consideration for the redemption of such Revett Montana Class B Stock.

2.7                                 Notification of Certain Events.  Revett Montana shall notify Revett Canada promptly of any of the following events:

(a)                                  if Revett Montana becomes insolvent;

(b)                                 if a receiver, custodian, liquidator or trustee is appointed in any proceeding brought against Revett;

(c)                                  if a petition against Revett Montana is filed commencing an involuntary case under any present or future federal or state bankruptcy or similar law, and such petition is not dismissed or discharged within 60 days of filing;

(d)                                 if Revett Montana receives notice that a holder of Revett Montana Class B Stock wishes to exchange such stock or to have such stock redeemed as provided in the Amended and Restated Articles;

(e)                                  if any representation made by Revett Montana in this Support Agreement, the Reorganization Agreement or in any other document delivered by Revett Montana in connection with the Reorganization shall be false when made or shall be breached in any material respect; or

(f)                                    if Revett Montana breaches any material covenant contained in this Support Agreement or in the Reorganization Agreement.

3.                                       Covenants of Revett Canada.

3.1                                 Delivery of Revett Canada Common Shares.  Revett Canada hereby represents, warrants and covenants in favor of Revett Montana that it will issue and deliver Revett Canada Common Shares (a) to those holders of Revett Canada Class B Stock who receive such securities in the Reorganization, with each such holder receiving one Revett Canada Common Share for each share of Revett Montana Class B Stock, and (b) thereafter, to those holders of Revett Montana Class B Stock whose stock is redeemed for consideration consisting wholly or partially of Revett Canada Common Shares; provided, however, that Revett Canada shall be under no obligation to deliver Revett Canada Common Shares in connection with a redemption if Revett Canada reasonably determines that the issuance and delivery of Revett Canada Common Shares could result in Revett Canada being treated for United States federal tax purposes as a “U.S. corporation” pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended.

3.2                                 Future Financings.  Revett Canada hereby represents, warrants and covenants in favor of Revett Montana that, in the event Revett Canada completes any financings after the date hereof, Revett Canada will, if such action is approved by a majority of the independent directors of the Revett Canada Board, contribute the proceeds thereof to Revett Montana in consideration for additional Revett Montana Class A Stock.

3.3                                 Shareholder Rights Plan.  Revett Canada hereby represents, warrants and covenants in favor of Revett Montana that, at or prior to the Effective Time, Revett Canada shall have adopted a shareholder rights plan, the objectives of which will be to provide adequate time for the Revett Canada Board and the shareholders of Revett Canada to assess an unsolicited take-over bid, to provide the board with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made, to provide shareholders with an equal opportunity to participate in a take-over bid and to protect the interests of the shareholders of Revett Montana.  Such plan will encourage a potential acquiror who makes a take-over bid to proceed either by way of a “Permitted Bid” (which will be a bid for Revett Canada Common Shares that, among other things, includes a corresponding bid for Revett Montana Class B Stock) or with the concurrence of the Revett Canada Board, which concurrence shall only be given if the bid includes a corresponding bid for Revett Montana Class B Stock.

3.4                                 Notification of Certain Events.  Revett Canada shall notify Revett Montana promptly of any of the following events:

(a)                                  if the Revett Canada Board determines to voluntarily liquidate, dissolve or wind up the business and affairs of Revett Canada, or to effect any other distribution of its assets;

(b)                                 if Revett Canada becomes insolvent, makes a transfer in fraud to or an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due;

(c)                                  if a receiver, custodian, liquidator or trustee is applied for by Revett Canada or is appointed for all or substantially all of the assets of Revett Canada, or any such receiver, custodian, liquidator or trustee is appointed in any proceeding brought against Revett Canada and such appointment is not contested or is not dismissed or discharged within 60 days after such appointment or Revett Canada acquiesces in such appointment;

(d)                                 if Revett Canada files a petition for relief under in bankruptcy or under any similar law or statute of Canada or any province thereof, or if Revett Canada seeks to take advantage of any insolvency law;

(e)                                  if a petition against Revett Canada is filed commencing an involuntary case under any present or future Canadian or provincial bankruptcy or similar law, and such petition is not dismissed or discharged within 60 days of filing;

(f)                                    if any representation made by Revett Canada in this Agreement or in any other document delivered by Revett Canada in connection with the Reorganization shall be false when made or shall be breached in any material respect; or

(g)                                 if Revett Canada breaches any material covenant contained in this Support Agreement or in the Reorganization Agreement.

4.                                       Miscellaneous Provisions.

4.1                                 Venue and Governing Law.  This Support Agreement is made in accordance with and shall be interpreted and governed by the laws of the State of Montana.  If any action or other proceeding shall be brought on or in connection with this Support Agreement, the venue of such action shall be in Spokane County, Washington.

4.2                                 Attorney’s Fees.  In the event that it shall become necessary for either Revett Canada or Revett Montana to obtain the services of an attorney in order to enforce the provisions hereof, then, in that event, the defaulting party shall pay the prevailing party all reasonable attorney’s fees and all costs incurred in connection therewith, including the costs of any appeal.

4.3                                 Notices.  Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail which shall be addressed to Revett Canada or Revett Montana, as the case may be, to their respective principal office.

4.4                                 Invalid Provision.  The invalidity or unenforceability of any particular provision of this Support Agreement shall not affect the other provisions hereof, and this Support Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

4.5                                 Assignments.  This Support Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other.  No assignment or assumption of any obligation hereunder shall relieve either party hereto from liability for any obligation hereunder.

4.6                                 Amendment. No amendment, waiver or modification of this Support Agreement or of any term or condition hereof shall be valid or effective unless in writing and approved by both Revett Canada and Revett Montana.

4.7                                 Merger Clause.  This Support Agreement expresses the full and final purpose and agreement of the parties relating to the subject matter hereof.

4.8                                 Severability.  Each provision of this Support Agreement shall be considered severable and if, for any reason, any provision hereof or remedy herein provided is determined to be invalid, such invalidity shall not impair the operation or effect of the remaining provisions hereof which are valid.

4.9                                 Successors.  Except as expressly provided otherwise herein, all of the rights of the parties hereunder shall inure to the benefit of and all obligations of the parties hereunder shall bind the parties’ successors and permitted assigns.

4.10                           Descriptive Headings.  Titles to the paragraphs hereof are for information purposes only.

4.11                           Counterpart Execution.  This Support Agreement may be executed in one or more counterparts, all of which shall constitute a single agreement.

DATED as of the              day of February 2005.

REVETT CANADA:	Revett Minerals Inc.,
a Canadian corporation

By:
its duly authorized officer

REVETT MONTANA:	Revett Silver Company,
a Montana corporation

By:
its duly authorized officer